EXHIBIT 99.1

	KAISER VENTURES INC.	Corporate Headquarters 3633 Inland Empire Blvd. Suite 480 Ontario, CA 91764
909.483.8500 909.944.6605

News Release

Contact:	Terry L. Cook
(909) 483-8511

FOR IMMEDIATE RELEASE

KAISER VENTURES ADVISES STOCKHOLDERS TO TAKE NO ACTION IN RESPONSE

TO MACKENZIE PATTERSON OFFER

ONTARIO, CA (September 24, 2008) — The Board of Managers of Kaiser Ventures LLC today recommended that Kaiser Ventures unitholders take no action at this time in response to the announcement by MacKenzie Patterson Fuller, LP (“MPF”) and certain entities it controls that it has made an unsolicited tender offer to acquire approximately 20% of Kaiser Ventures’ outstanding Class A Units for $0.50 per unit in cash.

Consistent with its fiduciary duties, and in consultation with its legal advisors, Kaiser Ventures’ Board will review and consider MPF’s offer, and on or by October 2, 2008, will advise Kaiser Ventures’ unitholders of the Board’s position regarding the offer as well as its reasons for that position.

We intend to provide the Board’s position on the tender offer on our website at www.kaiserventures.com on or by October 2, 2008, as well as additional information and filings regarding the tender offer. We suggest you periodically check our website for this information, as well as the Securities and Exchange Commission’s website at www.sec.gov.

Manatt, Phelps & Phillips, LLP is acting as legal advisor.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Kaiser’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, uncertainties, and assumptions. We believe that our assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, or projected. For example, our actual results could materially differ from those projected as a result of factors such as, but not limited to: Kaiser’s inability to complete the anticipated sale of its Eagle Mountain landfill project; litigation, including, among others, claims that relate to Eagle Mountain, including the adverse federal land

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exchange litigation, pre-bankruptcy activities of Kaiser Steel Corporation, the predecessor of Kaiser, and asbestos claims; insurance coverage disputes; the impact of federal, state, and local laws and regulations on our permitting and development activities; competition; the challenge, reduction or loss of any claimed tax benefits; the impact of natural disasters on our assets; and/or general economic conditions in the United States and Southern California. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, the annual report on Form 10-KSB for the year ended December 31, 2007. Kaiser cautions investors not to place undue reliance on the forward-looking statements contained in this press release. We disclaim any obligation, and do not undertake to update or revise any forward-looking statements in this press release.

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